EX1A-2A CHARTER 1 articlesex2a.htm ARTICLES OF INCORPORATION

ARTICLES OF INCORPORATION
OF
OBSIDIAN PRIME INC.

Filed with the California Secretary of State — File No. 6057811 — Date Filed: January 18, 2024

Corporation Name: OBSIDIAN PRIME INC.

Initial Street Address of Principal Office: 3130 Balfour Road, Suite D, Brentwood, CA 94513

Initial Mailing Address: 3130 Balfour Road, Suite D, Brentwood, CA 94513

Agent for Service of Process: Jeffrey Morton, 3130 Balfour Road, Suite D, Brentwood, CA 94513

Shares: The total number of shares the corporation is authorized to issue is 500,000,000.

Does the corporation have more than one class or series of shares? No.

Purpose Statement: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

Additional information and signatures set forth on attached pages, if any, are incorporated herein by reference and made part of this filing.

Electronic Signature: By checking this box, I acknowledge that I am electronically signing this document as the incorporator of the Corporation and that all information is true and correct.

/s/ Jeffrey Morton
JEFFREY MORTON, Incorporator
Date: 01/16/2024

STATE OF CALIFORNIA — Office of the Secretary of State
Received by California Secretary of State: 01/18/2024 7:15 AM (B2423-5174)
FILED — File No.: 6057811 — Date Filed: 1/18/2024